Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except, per share data)

	For the Three Months ended September 30,
	2009	2008
Numerator:
Income from continuing operations	$12,639	$15,319
Income from discontinued operations	7,299	28,209
Redeemable noncontrolling interest in income	(401)	(580)
Preferred stock dividends	(2,953)	(2,953)

Net income available to common shareholders	$16,584	$39,995

Allocation to participating securities – Basic EPS (1)	(127)	(390)

Allocation to participating securities – Diluted EPS (1)	(127)	(389)

Denominator:
Denominator for basic earnings per share – weighted average shares	53,575	51,060
Dilutive effect of stock based awards	1	504

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	53,576	51,564

Basic earnings per share from continuing operations	$0.17	$0.23
Basic earnings per share from discontinued operations	0.14	0.55

Basic earnings per share	$0.31	$0.78

Diluted earnings per share from continuing operations	$0.17	$0.22
Diluted earnings per share from discontinued operations	0.14	0.55

Diluted earnings per share	$0.31	$0.77

(1)	Adjustment to the numerators for diluted net income per share calculations when applying the two class method of calculating earnings per share.

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except, per share data)

	For the Nine Months ended September 30,
	2009	2008
Numerator:
Income from continuing operations	$44,281	$42,182
Income from discontinued operations	23,870	35,498
Redeemable noncontrolling interest in income	(1,491)	(1,741)
Preferred stock dividends	(8,859)	(8,859)

Net income available to common shareholders	$57,801	$67,080

Allocation to participating securities – Basic EPS (1)	(450)	(633)

Allocation to participating securities – Diluted EPS (1)	(450)	(635)

Denominator:
Denominator for basic earnings per share – weighted average shares	52,205	51,025
Dilutive effect of stock based awards	1	476

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion	52,206	51,501

Basic earnings per share from continuing operations	$0.64	$0.61
Basic earnings per share from discontinued operations	0.46	0.69

Basic earnings per share	$1.10	$1.30

Diluted earnings per share from continuing operations	$0.64	$0.60
Diluted earnings per share from discontinued operations	0.46	0.69

Diluted earnings per share	$1.10	$1.29

(1)	Adjustment to the numerators for diluted net income per share calculations when applying the two class method of calculating earnings per share.